Exhibit 99.2

October 2012

I am pleased to report continued improvement in the performance of LNB in the third quarter of 2012. Our efforts to focus on improving credit quality, growing our loan production and managing expenses are resulting in a positive earnings trend. Net income year to date has improved almost $1 million which is a 27% increase over the same period in 2011.

We are particularly pleased with the continued progress that we are making in credit quality. Nonperforming assets have declined by $5 million over the last twelve months and are 2.84% of total assets, versus 3.35% at September 30, 2011. We continue to manage credit quality while working with our local customers to assist them in these difficult economic times.

Commercial loan production has already matched the full year production for 2011 and our balances have grown $25.8 million from prior year, a healthy 6% increase. We continue to utilize SBA (Small Business Administration) programs to enhance the quality of our lending efforts. We were recently recognized by the SBA as the 4th highest SBA lender in the Cleveland metropolitan area, generating over $15 million in SBA loan originations in the past twelve months.

We have participated in the resurgence in the automotive industry through our indirect lending activities, originating auto loans through more than 650 dealers in Ohio, Indiana, North Carolina, Georgia, Kentucky and Tennessee. The auto loan portfolio has increased $21 million from the same time period in 2011, a 12% increase.

Expense management continues to be a priority at LNB. Our noninterest expenses are relatively unchanged from the same time frame in 2011. We have accomplished this in spite of spending over $750,000 in 2012 for one time systems conversion and TARP auction expenses. We continue to perform equal to or better than our peer group average in managing expenses.

Investing for Growth

We are excited to announce the expansion of our mortgage banking capabilities. We have recently added a sales leader for this business in the Hudson market and are in the process of expanding the reach of this group further into Summit and Medina counties. We are currently opening a Mortgage Banking Center in Solon, Ohio which will house a team responsible for growing the mortgage business in Eastern Cuyahoga County. These additions are already generating positive returns to LNB. We are seeing strong demand for home loan refinance and an improving demand for home purchases. Our newest offering, a No-Cost Refinance, allows customers to refinance without paying any upfront fees.

We have certainly been pleased to see the improvement in our stock price. Our recent price of $6.09 at the end of the third quarter is a 62% increase from the stock price at the end of the third quarter of 2011. We will continue to focus on improving the performance of LNB and on sharing our story with the investment community.

We have made a number of investments this quarter, hiring new commercial banking officers, hiring mortgage originators and opening up a loan production office in Solon as we look to continue the strong balance sheet growth that we have been experiencing. We are building momentum and strengthening the core earnings potential and, therefore, the value of LNB.

Community Caring

You should be very proud of LNB and our fine associates. While working diligently to improve the performance of the company, they continue to be deeply involved in support of our local communities. Our volunteer efforts make a significant difference, especially in the lives of those most in need of our help. As we head toward the holiday season, the generosity of our entire team becomes even more apparent as we look to make the holidays brighter and more satisfying for our entire community.

I want to personally thank you for all of your support. I am excited about the progress we are making and the growth initiatives that we continue to invest in. We appreciate all that each of you do to support LNB.

During the holiday season we take time to reflect on the many things that we have to be grateful for and to spend quality time with our friends and family. I hope that all of you find the time to enjoy your families and friends and that you have a peaceful holiday season.

Sincerely,

Daniel E. Klimas

President & Chief Executive Officer

Earnings	Jan.-Sept. 2012	Jan.-Sept. 2011
Net Income	$4,468,000	$3,514,000	27% Increase
Pre-provision Core Earnings	$11,353,000	$11,886,000	4% Decrease
Margin	3.53%	3.68%
Credit Quality	Jan.-Sept. 2012	Jan.-Sept. 2011
Non-Performing Assets	$34,237,000	$39,231,000	13% Decrease
Non-Performing Assets/Total Assets	2.84%	3.35%
Loan Growth	Jan.-Sept. 2012	Jan.-Sept. 2011
Commercial	$483,484,000	$457,643,000	6% Increase
Consumer	$344,587,000	$321,699,000	7% Increase
Total Portfolio Loans	$885,715,000	$837,492,000	6% Increase
Expenses	Jan.-Sept. 2012	Jan.-Sept. 2011
Non-Interest Expenses	$26,133,000	$26,040,000